Exhibit 10.3

Employee Stock Ownership Plan	Amendment No. 4
of
Westfield Financial, Inc.	Document: DC #2990489
Draft Date: 11/18/09
Effective as of January 1, 2002
Incorporating Amendment Nos. 1, 2 and 3	Board of Directors
Approval Date: 11/24/09

AMENDMENT

I.	Article VIII – Section 8.2(a) of the Plan shall be amended, effective as of January 1, 2008, to read in its entirety as follows:

(a)         Notwithstanding any other provision of the Plan, no amount shall be allocated to a Participant’s Account for any Limitation Year to the extent that such allocation would result in an Annual Addition of an amount exceeding:

(i)           for Limitation Years beginning before January 1, 2002, the lesser of (A) $30,000 (or such other amount as is permissible under section 415(c)(1)(A) of the Code), or (B) twenty-five percent (25%) of the Participant’s Total Compensation paid during such Limitation Year;

(ii)          for Limitation Years beginning after December 31, 2001, the lesser of (A) $40,000 (or such other amount as is permissible under section 415(c)(1)(A) of the Code), or (B) one hundred percent (100%) of the Participant’s Total Compensation paid during such Limitation Year; and

(iii)         for Limitation Years beginning after December 31, 2007, the lesser of (A) $46,000 (or such other amount as is permissible under section 415(c)(1)(A) of the Code), or (B) one hundred percent (100%) of the Participant’s Section 415 Compensation paid during such Limitation Year.

II.	Article VIII – Section 8.2(c) of the Plan shall be amended, effective as of January 1, 2008, by adding a new subsection (viii) to read as follows:

(viii)  Section 415 Compensation means an Employee’s aggregate total compensation paid by the Employer and any Affiliated Employer with respect to such period that constitutes wages within the meaning of section 3401 of the Code, plus amounts that would be included in wages but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code.  An Employee’s Section 415 Compensation shall be determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code).  Section 415 Compensation shall also include wages paid after an Employee’s severance from employment if the amounts are paid before the later of two and a half months after the date of termination or the end of the Plan Year and if: (1) the amounts paid are regular compensation for services during the Employee’s regular working hours, or compensation outside the Employee’s regular working hours (including overtime), commissions, bonuses or other similar payments, and the payment would have been paid to the Employee prior to a severance from employment if the Employee had continued in employment with the Employer or Affiliated Employer; or (2) the amount is a payment of unused accrued bona fide sick, vacation, or other leave that would have been available to the Employee for use had employment continued, or is received by the Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer or Affiliated Employer and only to the extent that the payment is includible in the Employee’s gross income.  In no event, however, shall an Employee’s Section 415 Compensation for any calendar year include any compensation in excess of $230,000 (or such other amount as may be permitted under section 401(a)(17) of the Code).

III.	Article XIII – Section 13.6(c)(ii) of the Plan shall be amended, effective as of January 1, 2010, by adding the following sentence to the end thereof:

For distributions made on or after January 1, 2010, Distributee shall also include a non-spouse Beneficiary.

IV.	Article XIII – Section 13.6(c)(iii) of the Plan shall be amended, effective as of January 1, 2008, by adding the following sentence to the end thereof:

Notwithstanding the preceding, for distributions made on or after January 1, 2008, Eligible Retirement Plan shall include a Roth IRA as described in Section 408A of the Code to the extent required under Section 401(a)(31) of the Code, provided such Eligible Rollover Distribution is made in a manner permitted by guidance issued by the Internal Revenue Service.

V.	Article XIII – Section 13.6(c)(iii) of the Plan shall be amended, effective as of January 1, 2010, by adding the following sentence to the end thereof:

Notwithstanding the preceding, with respect to a Distributee who is a Beneficiary of an Employee, but not the Employee’s surviving spouse, the term Eligible Retirement Plan shall mean exclusively an individual retirement account described in Code section 408(a) or an individual retirement annuity described in Code section 408(b).

IN WITNESS WHEREOF, this Amendment has been executed by the undersigned officer of Westfield Financial, Inc. pursuant to authority given by resolution of the Board of Directors.

WESTFIELD FINANCIAL, INC.

By: